Exhibit 21.1

Subsidiaries of the Registrant*

Subsidiaries	State of Incorporation/Organization
Titan CNG LLC	Delaware
Environmental Alternative Fuels, LLC (subsidiary of EVO Holding Company, LLC	Delaware
EVO CNG, LLC (subsidiary of Environmental Alternative Fuels, LLC)	Delaware
Titan El Toro LLC (subsidiary of Titan CNG LLC)	Delaware
Titan Diamond Bar LLC (subsidiary of Titan CNG LLC)	Delaware
Titan Blaine LLC (subsidiary of Titan CNG LLC)	Minnesota
Thunder Ridge Transport, Inc.	Missouri
Sheehy Mail Contractors, Inc.	Wisconsin
Ursa Major Corporation	Wisconsin
EVO Equipment Leasing, LLC	Delaware
J.B. Lease Corporation (subsidiary of EVO Equipment Leasing, LLC)	Wisconsin
W.E. Graham, Inc.	Tennessee
Courtlandt and Brown Enterprises L.L.C.	New Jersey
Finkle Transport Inc.	New Jersey
EVO Logistics, LLC	Delaware
EVO Holding Company, LLC	Delaware
EVO Services Group, LLC	Delaware
Ritter Transportation Systems, Inc. (subsidiary of EVO Holding Company, LLC)	Maryland
John W. Ritter Trucking, Inc. (subsidiary of EVO Holding Company, LLC)	Maryland
Ritter Transport, Inc. (subsidiary of EVO Holding Company, LLC)	Maryland
Johmar Leasing Company, LLC (subsidiary of EVO Holding Company, LLC)	Maryland

* Each subsidiary is 100% owned, directly or indirectly, by EVO Transportation & Energy Services, Inc. All subsidiaries are consolidated with EVO Transportation & Energy Services, Inc. for accounting and financial reporting purposes.